EXHIBIT 99.1

KCAP Hires Knopping to Lead Origination Activities

NEW YORK, Jan. 9, 2013 (GLOBE NEWSWIRE) -- KCAP Financial, Inc. announced that Jeff Knopping joined the firm as a Managing Director to lead the firm's origination activities as KCAP Financial continues to expand its platform. KCAP Financial is a leading lender to middle market companies.

"We are delighted to have the benefit of Jeff's experience and relationships," commented Dayl Pearson, Chief Executive Officer of KCAP Financial. "Jeff brings a tremendous track record of structuring transactions and lending to a broad array of companies across the capital structure."

Jeff has enjoyed 25 years of lending to growing companies and restructuring debt of challenged companies. Jeff has raised more than $50 billion in more than 200 transactions. Jeff and his team are responsible for expanding KCAP's lending activities with middle market companies by sourcing and structuring both senior and junior capital across a variety of industries.

Prior to KCAP, Mr. Knopping was a Managing Director in William Blair & Company's Private Capital and Special Situations groups. Previously, Mr. Knopping spent 13 years at GE Capital where he co-founded the debt capital markets business and ultimately led all capital markets activities for GE Commercial Finance and served as the Chief Investment Officer of the Global Sponsor Finance practice overseeing a $4.1 billion portfolio. Prior to that, Mr. Knopping spent six years in Citigroup's Loan Syndication Business.

Mr. Knopping earned his MBA in Finance from The Wharton School. In 2011, Mr. Knopping was elected to the Turnaround Management Association's International Board of Directors.

About KCAP Financial, Inc.

KCAP Financial, Inc. is a publicly traded, internally managed business development company. The Company's middle market investment business originates, structures, finances and manages a portfolio of term loans, mezzanine investments and selected equity securities in middle market companies. The Company's wholly owned portfolio companies Trimaran Advisors, L.L.C and Katonah Debt Advisors, L.L.C., manage collateralized loan obligation funds that invest in broadly syndicated corporate term loans, high-yield bonds and other credit instruments.

The KCAP Financial, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=3121

CONTACT: Investor Relations
         Denise Rodriguez
         (212) 455-8300
         info@kcapfinancial.com